UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FULTON FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2195389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Penn Square P.O. Box 4887 Lancaster, PA	17604
(Address of principal executive offices)	(Zip Code)

FULTON FINANCIAL CORPORATION 2011 DIRECTORS’ EQUITY PARTICIPATION PLAN
(Full Title of the Plan)

R. Scott Smith, Jr. Chairman and Chief Executive Officer Fulton Financial Corporation One Penn Square P.O. Box 4887 Lancaster, PA 17604	with a copy to: George R. Barr, Jr., Esq. General Counsel Fulton Financial Corporation One Penn Square P.O. Box 4887 Lancaster, PA 17602-2893	Paul G. Mattaini, Esq. Kimberly J. Decker, Esq. Barley Snyder, LLC 126 East King Street Lancaster, Pa 17602 (717) 299-5201
(Name and address of agent for service)
(717) 291-2411 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer  X                                                                                                           Accelerated filer  ☐
Non-accelerated filer     ☐ (Do not check if a smaller reporting company)  Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $2.50 per share	500,000 Shares	$10.66	$5,330,000	$619.00

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock of Fulton Financial Corporation registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock.
(2) Determined, in accordance with Rule 457(c) and (h), upon the basis of the average of the high and low prices for Fulton Financial Corporation common stock as reported by NASDAQ on June 20, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM I.  PLAN INFORMATION.

The documents containing the information specified in Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The documents containing the information specified in Part I, Items 1 and 2 will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended.  The participants shall be notified by a written statement that, upon written or oral request, they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below:

            (a)  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

            (b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above; and

            (c)  The description of the class of securities to be offered which is contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on July 3, 1989, as amended.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

All of the above-referenced documents shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other  subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of the Registrant provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

4.1
Fulton Financial Corporation 2011 Directors’ Equity Participation Plan (incorporated by reference to Exhibit A of the Registrant’s 2011 definitive proxy statement, filed with the Commission on March 24, 2011)

5.1	Opinion and consent of Barley Snyder, LLC
23.1	Consent of Barley Snyder, LLC (included as part of Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included as part of the signature page).

ITEM 9. UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date  of  the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution  not  previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that  paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the  information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Securities and Exchange Commission pursuant to section 13 or section 15(d) of the  Securities  Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective  amendment shall be deemed to be a new Registration Statement  relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where  applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of  the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be  governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned,  thereunto  duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on the 21st day of June, 2011.

FULTON FINANCIAL CORPORATION

By:   /s/ R. Scott Smith, Jr
R. Scott Smith, Jr.
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Each person whose signature appears below also constitutes and appoints George R. Barr, Jr. and Charles J. Nugent and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Jeffrey G. Albertson Jeffrey G. Albertson	Director	June 21, 2011
/s/ Joe N. Ballard Joe N. Ballard	Director	June 21, 2011
/s/ John M. Bond, Jr. John M. Bond, Jr.	Director	June 21, 2011

/s/ Dana A. Chryst Dana A. Chryst	Director	June 21, 2011
/s/ Patrick J. Freer Patrick J. Freer	Director	June 21, 2011
/s/ Rufus A. Fulton, Jr. Rufus A. Fulton Jr.	Director	June 21, 2011
/s/ George W. Hodges George W. Hodges	Director	June 21, 2011
/s/ Willem Kooyker Willem Kooyker	Director	June 21, 2011
/s/ Donald W. Lesher, Jr. Donald W. Lesher, Jr.	Director	June 21, 2011
/s/ John O. Shirk John O. Shirk	Director	June 21, 2011
/s/ R. Scott Smith, Jr. R. Scott Smith, Jr.	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2011
/s/ Gary A. Stewart Gary A. Stewart	Director	June 21, 2011
/s/ E. Philip Wenger E. Philip Wenger	President, Chief Operating Officer and Director	June 21, 2011
/s/ Charles J. Nugent Charles J. Nugent	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 21, 2011
/s/ Beth Ann L. Chivinski Beth Ann L. Chivinski	Executive Vice President and Controller (Principal Accounting Officer)	June 21, 2011

3